Exhibit 99.1
Advance Auto Parts Reports Third Quarter 2018 Results
Net Sales Increased 4.3% to $2.3B; Gross Profit Increased 6.2% to $1.0B
Comparable Store Sales Increased 4.6%
Diluted EPS Increased 20.0% to $1.56; Adjusted EPS Increased 32.2% to $1.89
Operating Cash Flow Increased 69.9% to $681.5M; Free Cash Flow Increased 140.1% to $576.4M
Updated Full Year 2018 Guidance

ROANOKE, Va., November 13, 2018 - Advance Auto Parts, Inc. (NYSE: AAP), a leading automotive aftermarket parts provider in North America, that serves both professional installer and do-it-yourself customers, today announced its financial results for the third-quarter ended October 6, 2018.

“I am extremely pleased to report another quarter of improved top and bottom line growth in the third quarter. Through the dedication of our Team Members and our unrelenting focus on enhancing our Customer Value Proposition, we delivered our strongest comparable sales growth in nearly eight years. In addition, through the disciplined execution of our financial priorities we increased our Free cash flow by 140% and returned $120 million to our shareholders through share repurchases,” said Tom Greco, President and Chief Executive Officer.

Third Quarter Highlights

•	Net sales increased 4.3% to $2.3B

•	Comparable store sales (a) increased 4.6%

•	Gross profit increased 6.2% to $1.0B; 83 basis point margin expansion

•	Adjusted gross profit (a) increased 6.3% to $1.0B; 86 basis point margin expansion

•	Diluted EPS increased 20.0% to $1.56

•	Adjusted EPS (a) increased 32.2% to $1.89

Year-to-Date Highlights

•	Net sales increased 1.9% to $7.5B

•	Comparable store sales (a) increased 2.0%

•	Operating income increased 7.7% to $520.0M; 37 basis point margin expansion

•	Adjusted operating income (a) increased 8.8% to $623.0M; 53 basis point margin expansion

•	Diluted EPS increased 27.0% to $4.99

•	Adjusted EPS (a) increased 29.6% to $5.96

(a) For a better understanding of the Company's adjusted results, refer to the reconciliation of non-GAAP adjustments in the accompanying financial tables included herein. Comparable store sales exclude sales to independently owned Carquest locations.

Third Quarter 2018 Highlights
Net sales for the third quarter of 2018 were $2.3 billion, a 4.3% increase versus the third quarter of the prior year. Comparable store sales for the third quarter of 2018 increased 4.6%.

Adjusted gross margin was 44.3% of Net sales in the third quarter of 2018, an 86 basis point increase from the third quarter of 2017. This was primarily driven by our sales product mix and strong inventory management, partially offset by supply chain headwinds. The Company's GAAP Gross profit margin increased to 44.3% from 43.4% in the third quarter of the prior year.

Adjusted SG&A was 35.8% of Net sales in the third quarter of 2018, an increase of 23 basis points as compared to the third quarter of 2017. This was primarily driven by higher bonus and medical costs, partially offset by leveraging labor as well as a reduction in insurance and liability costs. The Company's GAAP SG&A of 37.5% of Net sales increased from 36.3% in the same quarter of the prior year.

The Company's Adjusted operating income was $193.7 million in the third quarter of 2018, an increase of 12.5% versus the third quarter of the prior year. Adjusted operating income margin improved to 8.5% of Net sales for the third quarter, an increase of 62 basis points compared to the third quarter of the prior year. On a GAAP basis, the Company's Operating income was $154.2 million, 6.8% of Net sales, a decline of 39 basis points from the third quarter of 2017.

The Company's effective tax rate in the third quarter of 2018 was 21.2%, compared to 33.3% in the third quarter of the prior year. The Company's Adjusted EPS was $1.89 for the third quarter of 2018, an increase of 32.2% compared to the third quarter of the prior year. On a GAAP basis, the Company's Diluted EPS increased 20.0% to $1.56.

Operating cash flow was $681.5 million through the third quarter of 2018 versus $401.0 million in the same period of the prior year, an increase of 69.9%. Free cash flow through the third quarter of 2018 was $576.4 million, an increase of 140.1% compared to the same period of the prior year.

2018 Full Year Guidance
Mr. Greco commented, “Following continued operational improvement in the third quarter, coupled with the improving demand environment, we are pleased to update our outlook for the balance of the year. Our increased revenue outlook is reflective of our confidence to capitalize on the improving industry trends using our robust SKU assortment to further enhance our Customer Value Proposition to say 'Yes' more often and win with our customers. We remain focused on cost control and dedicated to delivering additional margin expansion and Free cash flow during the remainder of the year.”

The Company provided the following update to its full year 2018 outlook:

	Prior Outlook		Updated Outlook
	As of Aug. 14, 2018		As of Nov. 13, 2018
	Full Year 2018		Full Year 2018
($ in millions)	Low	High	Low	High
Net sales	$ 9,300	$ 9,500	$ 9,550	$ 9,600
Comparable store sales	0.0%	1.5%	2.0%	2.5%
Adjusted operating income margin (a)	7.5%	7.8%	7.6%	7.8%
Income tax rate	24%	26%	24%	26%
Integration & transformation expenses (a)	$ 140	$ 180	$ 140	$ 180
Capital expenditures	$ 180	$ 220	$ 180	$ 220
Free cash flow (a)	Minimum $500		$ 625	$ 675
(a) For a better understanding of the Company's adjusted results, refer to the reconciliation of non-GAAP adjustments in the accompanying financial tables included herein. Because of the forward-looking nature of the 2018 non-GAAP financial measures, specific quantifications of the amounts that would be required to reconcile these non-GAAP financial measures to their most directly comparable GAAP financial measures are not available at this time.

Share Repurchase Authorization
On August 8, 2018, the Company's Board of Directors authorized a $600 million share repurchase program. Under this new authorization, the Company repurchased 720 thousand shares of its common stock for $119.9 million during the third quarter. At the end of the third quarter, the Company had $480.1 million remaining under the share repurchase program.

Dividend
On November 7, 2018, the Company's Board of Directors declared a regular quarterly cash dividend of $0.06 per share to be paid on January 4, 2019 to all common shareholders of record as of December 21, 2018.

Investor Conference Call
The Company will detail its results for the third quarter of 2018 via a webcast scheduled to begin at 8 a.m. Eastern Time on Tuesday, November 13, 2018. The webcast will be accessible via the Investor Relations page of the Company's website (www.AdvanceAutoParts.com).

For individuals unable to access the webcast, the event will be available by dialing (844) 877-5989 and referencing conference identification number 6209039. A replay of the conference call will be available on the Company's website for one year.

About Advance Auto Parts
Advance Auto Parts, Inc. is a leading automotive aftermarket parts provider that serves both professional installer and do-it-yourself customers. As of October 6, 2018, Advance operated 4,981 stores and 139 Worldpac branches in the United States, Canada, Puerto Rico and the U.S. Virgin Islands. The Company also serves 1,229 independently owned Carquest branded stores across these locations in addition to Mexico, the Bahamas, Turks and Caicos, British Virgin Islands and Pacific Islands. Additional information about Advance, including employment opportunities, customer services, and online shopping for parts, accessories and other offerings can be found at www.AdvanceAutoParts.com.

Investor Relations Contact:	Media Contact:
Elisabeth Eisleben	Darryl Carr
T: (919) 227-5466	T: (866) 463-4512
E: invrelations@advanceautoparts.com	E: darryl.carr@advance-auto.com

Forward-Looking Statements
Certain statements in this report are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Forward-looking statements address future events or developments, and typically use words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “forecast,” “guidance,” “outlook” or “estimate.” These forward-looking statements include, but are not limited to, key assumptions for future financial performance including net sales, store growth, comparable store sales, gross profit rate, SG&A, adjusted operating income, income tax rate, integration and transformation costs, adjusted operating income rate targets, capital expenditures, inventory levels and free cash flow; statements regarding expected growth and future performance of the Company; statements regarding enhancements to shareholder value, strategic plans or initiatives, growth or profitability, productivity targets and all other statements that are not statements of historical facts. These statements are based upon assessments and assumptions of management in light of historical results and trends, current conditions and potential future developments that often involve judgment, estimates, assumptions and projections. Forward-looking statements reflect current views about our plans, strategies and prospects, which are based on information currently available as of the date of this release. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. Please refer to the “Risk Factors” section of the annual report on Form 10-K for the year ended December 30, 2017, and other filings made by the Company with the Securities and Exchange Commission for additional risk factors that could materially affect the Company’s actual results. Forward-looking statements are subject to risks and uncertainties, many of which are outside our control, which could cause actual results to differ materially from these statements. Therefore, you should not place undue reliance on those statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	October 6, 2018	December 30, 2017

Assets

Current assets:
Cash and cash equivalents	$970,006	$546,937
Receivables, net	698,617	606,357
Inventories	4,187,082	4,168,492
Other current assets	168,578	105,106
Total current assets	6,024,283	5,426,892

Property and equipment, net	1,335,769	1,394,138
Goodwill	992,764	994,293
Intangible assets, net	562,698	597,674
Other assets, net	56,839	69,304
	$8,972,353	$8,482,301

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$3,023,660	$2,894,582
Accrued expenses	648,817	533,548
Other current liabilities	48,755	51,967
Total current liabilities	3,721,232	3,480,097

Long-term debt	1,045,398	1,044,327
Deferred income taxes	320,160	303,620
Other long-term liabilities	225,927	239,061
Total stockholders' equity	3,659,636	3,415,196
	$8,972,353	$8,482,301

NOTE: These preliminary condensed consolidated balance sheets have been prepared on a basis consistent with our previously prepared balance sheets filed with the Securities and Exchange Commission, but do not include the footnotes required by accounting principles generally accepted in the United States of America (“GAAP”).

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Twelve Weeks Ended		Forty Weeks Ended
	October 6, 2018	October 7, 2017	October 6, 2018	October 7, 2017

Net sales	$2,274,982	$2,182,233	$7,475,482	$7,336,798
Cost of sales	1,268,055	1,234,525	4,184,713	4,125,318
Gross profit	1,006,927	947,708	3,290,769	3,211,480
Selling, general and administrative expenses	852,686	791,139	2,770,747	2,728,420
Operating income	154,241	156,569	520,022	483,060
Other, net:
Interest expense	(13,076)	(13,314)	(43,613)	(45,665)
Other income, net	5,755	745	8,998	8,727
Total other, net	(7,321)	(12,569)	(34,615)	(36,938)
Income before provision for income taxes	146,920	144,000	485,407	446,122
Provision for income taxes	31,077	48,004	115,002	155,117
Net income	$115,843	$95,996	$370,405	$291,005

Basic earnings per share	$1.57	$1.30	$5.01	$3.94
Average shares outstanding	73,888	73,866	73,974	73,827

Diluted earnings per share	$1.56	$1.30	$4.99	$3.93
Average diluted shares outstanding	74,190	74,106	74,212	74,097

NOTE: These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission, but do not include the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)
	Forty Weeks Ended
	October 6, 2018	October 7, 2017

Cash flows from operating activities:
Net income	$370,405	$291,005
Depreciation and amortization	183,584	192,753
Share-based compensation	19,265	28,156
Provision (benefit) for deferred income taxes	17,029	(25,712)
Other non-cash adjustments to net income	7,953	6,954
Net change in:
Receivables, net	(93,595)	(35,760)
Inventories	(22,862)	116,957
Accounts payable	131,572	(170,227)
Accrued expenses	122,779	36,564
Other assets and liabilities, net	(54,627)	(39,685)
Net cash provided by operating activities	681,503	401,005
Cash flows from investing activities:
Purchases of property and equipment	(105,132)	(160,960)
Proceeds from sales of property and equipment	1,450	6,120
Other, net	—	20
Net cash used in investing activities	(103,682)	(154,820)
Cash flows from financing activities:
Decrease in bank overdrafts	(11,973)	4,676
Net payments on credit facilities	—	—
Dividends paid	(17,819)	(17,828)
Proceeds from the issuance of common stock	2,290	3,142
Tax withholdings related to the exercise of stock appreciation rights	(490)	(6,414)
Repurchase of common stock	(126,482)	(3,380)
Other, net	814	(2,095)
Net cash used in financing activities	(153,660)	(21,899)
Effect of exchange rate changes on cash	(1,092)	3,838

Net increase in cash and cash equivalents	423,069	228,124
Cash and cash equivalents, beginning of period	546,937	135,178
Cash and cash equivalents, end of period	$970,006	$363,302

NOTE: These preliminary condensed consolidated statements of cash flows have been prepared on a consistent basis with previously prepared statements of cash flows filed with the Securities and Exchange Commission, but do not include the footnotes required by GAAP for complete financial statements.

Reconciliation of Non-GAAP Financial Measures

The Company's financial results include certain financial measures not derived in accordance with GAAP. Non-GAAP financial measures should not be used as a substitute for GAAP financial measures, or considered in isolation, for the purpose of analyzing our operating performance, financial position or cash flows. We have presented these non-GAAP financial measures as we believe that the presentation of our financial results that exclude (1) non-operational expenses associated with the integration of General Parts International, Inc. ("GPI") and store closure and consolidation costs; (2) non-cash charges related to the acquired GPI intangibles; and (3) transformation expenses under our strategic business plan; and (4) nonrecurring impact of the U.S. Tax Cuts and Jobs Act (the “Act”), is useful and indicative of our base operations because the expenses vary from period to period in terms of size, nature and significance and/or relate to the integration of GPI and store closure and consolidation activity in excess of historical levels. These measures assist in comparing our current operating results with past periods and with the operational performance of other companies in our industry. The disclosure of these measures allows investors to evaluate our performance using the same measures management uses in developing internal budgets and forecasts and in evaluating management’s compensation. Included below is a description of the expenses that we have determined are not normal, recurring cash operating expenses necessary to operate our business and the rationale for why providing these measures is useful to investors as a supplement to the GAAP measures.

GPI Integration Expenses - We acquired GPI for $2.08 billion in 2014 and are in the midst of a multi-year plan to integrate the operations of GPI with Advance. This includes the integration of product brands and assortments, supply chain and information technology. The integration is being completed in phases and the nature and timing of expenses will vary from quarter to quarter over several years. The integration of product brands and assortments was primarily completed in 2015. Our focus then shifted to integrating the supply chain and information technology systems. Due to the size of the acquisition, we consider these expenses to be outside of our base business. Therefore, we believe providing additional information in the form of non-GAAP measures that exclude these costs is beneficial to the users of our financial statements in evaluating the operating performance of our base business and our sustainability once the integration is completed.

Store Closure and Consolidation Expenses - Store closure and consolidation expenses consist of expenses associated with our plans to convert and consolidate the Carquest stores acquired from GPI. The conversion and consolidation of the Carquest stores is a multi-year process that began in 2014. As of October 6, 2018, 354 Carquest stores acquired from GPI had been consolidated into existing AAP stores and 423 stores had been converted to the AAP format. While periodic store closures are common, these closures represent a significant program outside of our typical market evaluation process. We believe it is useful to provide additional non-GAAP measures that exclude these costs to provide investors greater comparability of our base business and core operating performance. We also continue to have store closures that occur as part of our normal market evaluation process and have not excluded the expenses associated with these store closures in computing our non-GAAP measures.

Transformation Expenses - We expect to recognize a significant amount of transformation expenses over the next several years as we transition from integration of our Advance Auto Parts and Carquest US businesses to a plan that involves a more holistic and integrated transformation of the entire Company, including Worldpac and Autopart International. These expenses will include, but are not limited to, restructuring costs, third-party professional services and other significant costs to integrate and streamline our operating structure across the enterprise. We are focused on several areas throughout AAP, such as supply chain and information technology.

U.S. Tax Reform - On December 22, 2017, the Act was signed into law. The Act amends the Internal Revenue Code of 1986 by, among other things, permanently lowering the corporate tax rate to 21% from the existing maximum rate of 35%, implementing a territorial tax system and imposing a one-time repatriation tax on deemed repatriated earnings of foreign subsidiaries. During the third quarter of 2018, and in conjunction with the completion of our 2017 U.S. income tax return, we identified certain adjustments to amounts previously recorded for the remeasurement of the net deferred tax liability and nonrecurring repatriation tax on accumulated earnings foreign subsidiaries.

Reconciliation of Adjusted Net Income and Adjusted EPS:
	Twelve Weeks Ended		Forty Weeks Ended
(in thousands, except per share data)	October 6, 2018	October 7, 2017	October 6, 2018	October 7, 2017
Net income (GAAP)	$115,843	$95,996	$370,405	$291,005
Cost of sales adjustments:
Transformation expenses	513	—	5,839	—
SG&A adjustments:
GPI integration and store consolidation costs	1,768	3,562	4,706	23,345
GPI amortization of acquired intangible assets	8,802	9,090	29,268	30,494
Transformation expenses	28,360	2,973	63,214	35,726
Other income adjustment (a)	—	—	—	(8,878)
Provision for income taxes on adjustments (b)	(9,664)	(5,938)	(25,242)	(30,661)
Impact of the Act	$(5,665)	$—	$(5,665)	$—
Adjusted net income (Non-GAAP)	$139,957	$105,683	$442,525	$341,031

Diluted earnings per share (GAAP)	$1.56	$1.30	$4.99	$3.93
Adjustments, net of tax	0.33	0.13	0.97	0.67
Adjusted EPS (Non-GAAP)	$1.89	$1.43	$5.96	$4.60
Note: Table amounts may not foot due to rounding.

(a)	The adjustment to Other income for the twelve and forty weeks ended October 7, 2017 relates to income recognized from an indemnification agreement associated with the acquisition of GPI.

(b)	The income tax impact of non-GAAP adjustments is calculated using the estimated tax rate in effect for the respective non-GAAP adjustments.

Reconciliation of Adjusted Gross Profit:
	Twelve Weeks Ended		Forty Weeks Ended
(in thousands)	October 6, 2018	October 7, 2017	October 6, 2018	October 7, 2017
Gross profit (GAAP)	$1,006,927	$947,708	$3,290,769	$3,211,480
Gross profit adjustments	513	—	5,839	—
Adjusted gross profit (Non-GAAP)	$1,007,440	$947,708	$3,296,608	$3,211,480

Reconciliation of Adjusted Selling, General and Administrative Expenses:
	Twelve Weeks Ended		Forty Weeks Ended
(in thousands)	October 6, 2018	October 7, 2017	October 6, 2018	October 7, 2017
SG&A (GAAP)	$852,686	$791,139	$2,770,747	$2,728,420
SG&A adjustments	(38,930)	(15,625)	(97,188)	(89,565)
Adjusted SG&A (Non-GAAP)	$813,756	$775,514	$2,673,559	$2,638,855

Reconciliation of Adjusted Operating Income:
	Twelve Weeks Ended		Forty Weeks Ended
(in thousands)	October 6, 2018	October 7, 2017	October 6, 2018	October 7, 2017
Operating income (GAAP)	$154,241	$156,569	$520,022	$483,060
Cost of sales and SG&A adjustments	39,443	15,625	103,027	89,565
Adjusted operating income (Non-GAAP)	$193,684	$172,194	$623,049	$572,625

NOTE: Adjusted operating income is a non-GAAP measure. Management believes Adjusted operating income is an important measure in assessing the overall performance of the business and utilizes this metric in its ongoing reporting. On that basis, Management believes it is useful to provide Adjusted operating income to investors and prospective investors to evaluate the Company’s operating performance across periods adjusting for these items (refer to the reconciliation of non-GAAP adjustments above). Adjusted operating income might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures reported by other companies. Adjusted operating income should not be used by investors or third parties as the sole basis for formulating investment decisions, as it excludes a number of important cash and non-cash recurring items.

Reconciliation of Free Cash Flow:
	Forty Weeks Ended
(In thousands)	October 6, 2018	October 7, 2017
Cash flows from operating activities	$681,503	$401,005
Purchases of property and equipment	(105,132)	(160,960)
Free cash flow	$576,371	$240,045

NOTE: Management uses Free cash flow as a measure of our liquidity and believes it is a useful indicator to investors or potential investors of our ability to implement our growth strategies and service our debt. Free cash flow is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in our condensed consolidated statement of cash flows.

Adjusted Debt to Adjusted EBITDAR:
	Four Quarters Ended
(In thousands, except adjusted debt to adjusted EBITDAR ratio)	October 6, 2018	December 30, 2017
Total debt	$1,045,609	$1,044,677
Add: Capitalized lease obligations (six times rent expense)	3,310,016	3,189,756
Adjusted debt	4,355,625	4,234,433

Operating income	607,174	570,212
Add: Adjustments (a)	85,481	76,632
Depreciation and amortization	240,091	249,260
Adjusted EBITDA	932,746	896,104
Rent expense (less favorable lease amortization of $330 and $1,864)	551,669	531,626
Share-based compensation	26,376	35,267
Adjusted EBITDAR	$1,510,791	$1,462,997

Adjusted Debt to Adjusted EBITDAR	2.9	2.9

(a)	The adjustments to the four quarters ended October 6, 2018 and December 30, 2017 include GPI integration, store consolidation costs and transformation expenses.

NOTE: Management believes its Adjusted Debt to Adjusted EBITDAR ratio (“leverage ratio”) is a key financial metric for debt securities, as reviewed by rating agencies, and believes its debt levels are best analyzed using this measure. The Company’s goal is to maintain a 2.5 times leverage ratio and investment grade rating. The Company's credit rating directly impacts the interest rates on borrowings under its existing credit facility and could impact the Company's ability to obtain additional funding. If the Company was unable to maintain its investment grade rating this could negatively impact future performance and limit growth opportunities. Similar measures are utilized in the calculation of the financial covenants and ratios contained in the Company's financing arrangements. The leverage ratio calculated by the Company is a non-GAAP measure and should not be considered a substitute for debt to net earnings, net earnings or debt as determined in accordance with GAAP. The Company adjusts the calculation to remove rent expense and capitalize the Company’s existing operating leases to provide a more meaningful comparison with the Company’s peers and to account for differences in debt structures and leasing arrangements. The use of a multiple of rent expense to calculate the adjustment for capitalized operating lease obligations is a commonly used method of estimating the debt the Company would record for its leases that are classified as operating if they had met the criteria for a capital lease or the Company had purchased the property. The Company’s calculation of its leverage ratio might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures by other companies.

Store Information:

During the Forty weeks ended October 6, 2018, 18 stores and branches were opened and 81 were closed or consolidated, resulting in a total of 5,120 stores and branches as of October 6, 2018, compared to a total of 5,183 stores and branches as of December 30, 2017.